                                                                    EXHIBIT 3.1


                                 THIRD RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        AMERICAN TIRE DISTRIBUTORS, INC.


         American Tire Distributors, Inc. (the "Corporation"), a corporation formed under the General Corporation Law of the State of Delaware (as the same may be amended, supplemented or repealed from time to time, the "Act"), hereby certifies as follows:

         1. The original Certificate of Incorporation of the Corporation was filed on December 29, 1998. A Restated Certificate of Incorporation of the Corporation was filed on April 3, 2001. A Second Restated Certificate of Incorporation of the Corporation was filed on March 27, 2002. An amendment to the Second Restated Certificate of Incorporation of the Corporation, changing the name of the Corporation from Heafner Tire Group, Inc. to American Tire Distributors, Inc., was filed in May 2002.

         2. This Third Restated Certificate of Incorporation (hereinafter referred to as the "Articles") was duly adopted in accordance with provisions of Sections 242 and 245 of the Act by a resolution duly adopted at a meeting of the Board of Directors and by written consent of the Stockholders of the Corporation.

         3. The Corporation's Second Restated Certificate of Incorporation (as amended) is amended and restated in its entirety as follows:

                                   ARTICLE 1
                                CORPORATE NAME.

         The name of the Corporation is American Tire Distributors, Inc.

                                   ARTICLE 2
                               REGISTERED AGENT.

         The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the name of the registered agent of the Corporation in the State of Wilmington at such address is Corporation Service Company.

                                   ARTICLE 3
                                    PURPOSE.

         The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which a corporation may be organized under the Act.

                                   ARTICLE 4
                                 CAPITAL STOCK.

         Section 4.1. Shares Authorized. The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, par value of $.01 per share (the "Common Stock"), and (ii) 10,982,426 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

         Section 4.2. Common Stock. The Common Stock shall have such rights, powers and privileges as provided in these Articles, in any amendment to these Articles and under applicable law.

         Section 4.3. Preferred Stock. The Preferred Stock shall have such voting powers, designations, preferences, such other relative, participating, optional and other special rights, and such qualifications, limitations and restrictions as provided in these Articles and in any amendment to these Articles. Of the 10,982,426 shares of Preferred Stock authorized for issuance by the Corporation, 7,000 shares shall initially be designated Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), 4,500 shares shall initially be designated Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Kelly Preferred Stock"), 1,333,334 shares shall initially be designated Series C Preferred Stock (the "Series C Preferred Stock") and 6,637,592 shares shall initially be designated Series D Preferred Stock (the "Series D Preferred Stock"). The stated value of the Series A Preferred Stock (the "Series A Liquidation Preference") shall be $1,000.00 per share. The stated value of the Series B Preferred Stock (the "Series B Liquidation Preference") shall initially be $1,000.00 per share and shall be adjusted from time to time as provided in Section 6.3.

         Section 4.4. Rank of Capital Stock. With respect to dividend rights and other rights upon liquidation, dissolution or winding up of the Corporation, (i) the Series A Preferred Stock and the Series B Preferred Stock shall rank on a parity with each other and senior to the Series C Preferred Stock, Series D Preferred Stock and Common Stock, (ii) the Series C Preferred Stock and Series D Preferred Stock shall rank junior to the Series A Preferred Stock and Series B Preferred Stock and senior to the Common Stock and (iii) the Series C Preferred Stock and Series D Preferred Stock shall rank on a parity with each other. Other classes or series of capital stock may, subject to the provisions of these Articles and applicable law, be authorized by the Board of Directors that rank (as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) senior to ("Senior Stock"), on a parity with ("Parity Stock") or junior to ("Junior Stock") other classes or series of capital stock.

         Section 4.5. No Preemptive Rights. No holder of shares of capital stock of the Corporation shall have preemptive rights to acquire unissued shares of capital stock of the Corporation under these Articles.

                                   ARTICLE 5
                                 COMMON STOCK.

         Section 5.1. Voting Rights. Each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

         Section 5.2. Dividends and Distributions. The holders of shares of Common Stock shall be entitled to receive dividends or other distributions out of the assets of the Corporation legally available therefor when, as and if declared by the Board of Directors.

         Section 5.3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and liabilities of the Corporation and all amounts payable to holders of Senior Stock.

                                   ARTICLE 6
                             KELLY PREFERRED STOCK.

The Kelly Preferred Stock shall have the following voting powers, preferences and other rights, qualifications, limitations and restrictions:

         Section 6.1. Series A Dividends and Distributions. (a) Holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "4% Series A Dividends") on the Series A Liquidation Preference of such shares at an annual rate of 4.0%; provided that, if as of December 31, 1997 (i) the Corporation and its subsidiaries are not ordering all of their respective requirements of "Winston" brand tires from The Kelly-Springfield Tire Company, a division of The Goodyear Tire and Rubber Company (together with its affiliates, "Kelly-Springfield"), and (ii) Kelly-Springfield is otherwise ready, willing and able to supply the Corporation and its subsidiaries with such "Winston" brand tires in accordance with the terms set forth in the Supply Agreement (as defined below in Section 6.5(c)), then, beginning immediately thereafter and continuing until such time as the earlier of (1) the Corporation and its affiliates are ordering all of such "Winston" brand tires from Kelly-Springfield and (2) the Kelly Preferred Stock has been redeemed in full, the annual rate of the 4% Series A Dividends shall be at the greater of (x) 4% and (y) 120% of the Prime Rate (as defined below in Section 6.1(b)) (the "Adjusted Series A Dividend Rate"). The 4% Series A Dividends shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue and be payable, in immediately available funds, due on the last Business Day of each calendar month (each a "4% Dividend Monthly Payment Date"). Payment of 4% Series A Dividends on shares of Series A Preferred Stock shall commence on the first 4% Dividend Monthly Payment Date following the date of original issue of such shares (the "Series A Issue Date"). The first payment of 4% Series A Dividends on such shares shall be in an amount equal to the product of
(i) the quotient obtained by dividing (1) the product of the Series A Liquidation Preference of such shares and 4.0% by (2) 12 and (ii) the quotient obtained by dividing (x) the number of days from and including the Series A Issue Date up to and excluding the initial 4% Dividend Monthly Payment Date by
(y) 30. If holders of shares of Series A Preferred Stock are entitled to receive 4% Series A Dividends on a date other than a 4% Dividend Monthly Payment Date (a "4% Dividend Special Payment Date"), such payment shall be in an amount equal to the product of (i) the quotient obtained by dividing (1) the product of the Series A Liquidation Preference of such shares and 4.0% or the Adjusted Series A Dividend Rate, as applicable, by (2) 12 and (ii) the quotient obtained by dividing (x) the number of days from and including the date of such immediately preceding 4% Dividend Monthly Payment Date up to and excluding the 4% Dividend Special Payment Date by (y) 30. All other payments of 4% Series A Dividends shall accrue from and including the immediately preceding 4% Dividend Monthly Payment Date or 4% Dividend Special Payment Date, as applicable, to but excluding the following 4% Dividend Monthly Payment Date or 4% Dividend Special Payment Date, as applicable. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia are authorized to close.

         (b) In addition to the 4% Series A Dividends, holders of Series A Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series A Additional Dividends" and, together with the 4% Series A Dividends, the "Series A Dividends") in an amount equal to the product of the Series A Liquidation Preference of such shares and the Applicable Rate (as defined below). The Series A Additional Dividends shall accrue and be payable in immediately available funds on the last Business Day of January of each year (each an "Additional Dividend Payment Date"), with the first such Series A Additional Dividend to accrue and be payable on the last Business Day of January 1999; provided that, if in any calendar year immediately preceding an Additional Dividend Payment Date a 4% Series A Dividend accrues and becomes payable at the Adjusted Series A Dividend Rate, the amount of the Series A Additional Dividend that accrues and becomes payable on such Additional Dividend Payment Date shall be reduced by an amount equal to the excess, if any, of (x) the aggregate amount of the 4% Series A Dividends that accrued and became payable in such calendar year over (y) the aggregate amount of such Series A Dividends that would have accrued and become payable in such calendar year if the Adjusted Series A Dividend Rate had not applied in such calendar year. The "Applicable Rate" for determining the amount of the Series A Additional Dividend for each Additional Dividend Payment Date shall be the percentage rate set forth opposite such date (and corresponding to the applicable number of Units Purchased (as defined below)) set forth below:

Additional Dividend
   Payment Date                     Units Purchased               Applicable Rate
-------------------                 ---------------               ---------------

January 1999                        Less than 1,000,000            Standard Rate
                                    1,000,000-1,099,999                4.0
                                    1,100,000-1,199,999                3.0
                                    1,200,000-1,299,999                2.0
                                    1,300,000-1,399,999                1.0
                                    1,400,000 or more                  0.0

January 2000                        Less than 1,100,000           Standard Rate
                                    1,100,000-1,199,999                4.0
                                    1,200,000-1,299,999                3.0
                                    1,300,000-1,399,999                2.0
                                    1,400,000-1,499,999                1.0
                                    1,500,000 or more                  0.0

January 2001                        Less than 1,144,000            Standard Rate
                                    1,144,001-1,247,999                4.0
                                    1,248,000-1,351,999                3.0
                                    1,352,000-1,455,999                2.0
                                    1,456,000-1,559,999                1.0
                                    1,560,000 or more                  0.0

January 2002                        Less than 1,189,760            Standard Rate
                                    1,189,761-1,297,919                4.0
                                    1,297,920-1,406,079                3.0
                                    1,406,080-1,514,239                2.0
                                    1,514,240-1,622,399                1.0
                                    1,622,400 or more                  0.0

Additional Dividend
   Payment Date              Units Purchased              Applicable Rate
-------------------          ---------------              ---------------

January 2003               Less than 1,237,350            Standard Rate
                           1,237,351-1,349,836                4.0
                           1,349,837-1,462,322                3.0
                           1,462,323-1,574,809                2.0
                           1,574,810-1,687,295                1.0
                           1,687,296 or more                  0.0

January 2004               Less than 1,286,844            Standard Rate
                           1,286,845-1,403,829                4.0
                           1,403,830-1,520,815                3.0
                           1,520,816-1,637,801                2.0
                           1,637,802-1,754,787                1.0
                           1,754,788 or more                  0.0

January 2005               Less than 1,338,318            Standard Rate
                           1,338,319-1,459,982                4.0
                           1,459,983-1,581,648                3.0
                           1,581,649-1,703,313                2.0
                           1,703,314-1,824,978                1.0
                           1,824,979 or more                  0.0

January 2006               Less than 1,391,851            Standard Rate
                           1,391,852-1,518,381                4.0
                           1,518,382-1,644,914                3.0
                           1,644,915-1,771,446                2.0
                           1,771,447-1,897,977                1.0
                           1,897,978 or more                  0.0

January 2007               Less than 1,447,525            Standard Rate
                           1,447,526-1,579,116                4.0
                           1,579,117-1,710,711                3.0
                           1,710,712-1,842,304                2.0
                           1,842,305-1,973,896                1.0
                           1,973,897 or more                  0.0

January 2008               Less than 1,505,426            Standard Rate
                           1,505,427-1,642,281                4.0
                           1,642,282-1,779,139                3.0
                           1,779,140-1,915,996                2.0
                           1,915,997-2,052,852                1.0
                           2,052,853 or more                  0.0

provided that, in no event shall the Applicable Rate be higher than the Standard Rate. "Standard Rate" means the excess, if any, of (x) the Prime Rate over (y) 4%. "Prime Rate" means the rate of interest publicly announced from time to time by Fleet National Bank at its office at 100 Federal Street, Boston, Massachusetts as its "base" rate as in effect on the Business Day immediately preceding the applicable dividend payment date. "Units Purchased" means, for any Additional Dividend Payment Date, the net number of tires (other than "Monarch" brand tires) purchased by the Corporation and its subsidiaries from Kelly-Springfield during the calendar year immediately preceding such Additional Dividend Payment Date, which number of tires shall not include an amount equal to the sum of (x) 250,000 and (y) an amount equal to the number of premium tires purchased by the Corporation and its affiliates from Kelly-Springfield in 1996.

         (c) If, as of the close of business on any 4% Dividend Monthly Payment Date, there is a 4% Series A Dividend Arrearage (as hereinafter defined), an additional dividend (the "4% Series A Makewhole Dividend") shall accrue on each share of the Series A Preferred Stock for the period from and including such 4% Dividend Monthly Payment Date to the earlier of (x) the date on which such 4% Series A Dividend Arrearage is paid in full and (y) the next succeeding 4% Dividend Monthly Payment Date, in an amount equal to the product of (i) the Prime Rate (calculated for such period in accordance with Section 6.1(a)) and (ii) the amount of such 4% Series A Dividend Arrearage as of such 4% Dividend Monthly Payment Date. "4% Series A Dividend Arrearage" means, with respect to each share of Series A Preferred Stock, as of any 4% Dividend Monthly Payment Date, the excess, if any, of (i) all 4% Series A Dividends accrued to (but excluding) such 4% Dividend Monthly Payment Date on such share over (ii) all 4% Series A Dividends actually paid with respect to such share on or before the close of business on such 4% Dividend Monthly Payment Date.

         (d) If, as of the close of business on any Additional Dividend Payment Date, there is a Series A Additional Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Series A Makewhole Dividend") shall accrue on each share of the Series A Preferred Stock for the period from and including such Additional Dividend Payment Date to the earlier of (x) the date on which such Additional Series A Dividend Arrearage is paid in full and
(y) the next succeeding Additional Dividend Payment Date, in an amount equal to the product of (i) the Prime Rate and (ii) the amount of such Additional Series A Dividend Arrearage as of such Additional Dividend Payment Date. "Additional Series A Dividend Arrearage" means, with respect to each share of Series A Preferred Stock, as of any Additional Dividend Payment Date, the excess, if any, of (i) all Series A Additional Dividends accrued to (but excluding) such Additional Dividend Payment Date on such share over (ii) all Series A Additional Dividends actually paid with respect to such share on or before the close of business on such Additional Dividend Payment Date.

         (e) The 4% Series A Dividends shall accrue, and shall be cumulative from the Series A Issue Date of the underlying shares, whether or not declared by the Board of Directors. The Series A Additional Dividends shall accrue, and shall be cumulative from the first day on which such dividends are due, whether or not declared by the Board of Directors. The 4% Series A Makewhole Dividend and the Additional Series A Makewhole Dividend, if any, shall accrue, and shall be cumulative from the date on which a 4% Series A Dividend Arrearage or Series A Additional Dividend Arrearage arises, whether or not declared by the Board of Directors. If the Corporation makes a dividend payment on shares of Series A Preferred Stock in an amount less than the total amount of accrued and payable dividends on the underlying shares at such time, then the dividends paid shall be allocated ratably on a share-by-share basis among all shares of Series A Preferred Stock then outstanding. The Board of Directors may fix a record date that is no more than sixty days and no less than ten days prior to any date fixed for payment of a dividend declared on shares of Series A Preferred Stock to determine the holders of shares of Series A Preferred Stock entitled to receive such payment. Accumulated but unpaid dividends for any past dividend periods or payment dates may be declared and paid at any time (without reference to any regular payment date) to holders of record on a record date fixed by the Board of Directors that is no more than sixty days and no less than ten days preceding the date fixed for payment of such dividends.

         (f) The holders of shares of Series A Preferred Stock shall not be entitled to receive, and the Corporation shall not declare or pay thereon, any dividends or other distributions except as provided herein. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series A Preferred Stock which may be in arrears.

         Section 6.2. Series B Dividends and Distributions. (a) If during any calendar year beginning with 1998 the Corporation and its affiliates do not purchase from Kelly-Springfield tires with an aggregate purchase price in an amount equal to or greater than (i) for 1998, $60,000,000, (ii) for 1999, $80,000,000, and (iii) for each calendar year thereafter, an amount averaging at least 104% of the aggregate purchase price for tires purchased from Kelly-Springfield in the prior calendar year, holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series B Dividends") on the Series B Liquidation Preference of such shares at the Prime Rate. The Series B Dividends shall accrue and be payable in immediately available funds on the last Business Day of the month of January following each such calendar year during which the applicable aggregate purchase price threshold is not equaled or exceeded (each a "Series B Dividend Payment Date").

         (b) If, as of the close of business on any Series B Dividend Payment Date, there is a Series B Dividend Arrearage (as hereinafter defined), an additional dividend (the "Series B Makewhole Dividend") shall accrue on each share of the Series B Preferred Stock for the period from and including such Series B Dividend Payment Date to the earlier of (x) the date on which such Series B Dividend Arrearage is paid in full and (y) the next succeeding Series B Dividend Payment Date, in an amount equal to the product of (i) the Prime Rate and (ii) the amount of such Series B Dividend Arrearage as of such Series B Dividend Payment Date. "Series B Dividend Arrearage" means, with respect to each share of Series B Preferred Stock, as of any Series B Dividend Payment Date, the excess, if any, of (i) all Series B Dividends accrued to (but excluding) such Series B Dividend Payment Date on such share over (ii) all Series B Dividends actually paid with respect to such share on or before the close of business on such Series B Dividend Payment Date.

         (c) Series B Dividends shall accrue, and shall be cumulative from the first day on which such dividends are due, whether or not declared by the Board of Directors. Series B Makewhole Dividends, if any, shall accrue, and shall be cumulative from the date on which a Series B Dividend Arrearage arises. If the Corporation makes a dividend payment on the shares of Series B Preferred Stock in an amount less than the total amount of accrued and payable dividends on the underlying shares at such time, then the dividends paid shall be allocated ratably on a share-by-share basis among all shares of Series B Preferred Stock then outstanding. The Board of Directors may fix a record date that is no more than sixty days and no less than ten days prior to any date fixed for payment of a dividend declared on shares of Series B Preferred Stock to determine the holders of shares of Series B Preferred Stock entitled to receive such payment. Accumulated but unpaid dividends for any past dividend periods or payment dates may be declared and paid at any time (without reference to any regular payment date) to holders of record on a record date fixed by the Board of Directors that is no more than sixty days and no less than ten days preceding the date fixed for payment of such dividends.

         (d) The holders of shares of Series B Preferred Stock shall not be entitled to receive, and the Corporation shall not declare or pay, any dividends or other distributions except as provided herein. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series B Preferred Stock which may be in arrears.

         Section 6.3. Adjustment of Series B Liquidation Preference. After the date of original issue of the shares of Series B Preferred Stock (the "Series B Issue Date"), the Series B Liquidation Preference for the outstanding shares of Series B Preferred Stock on any date (a "Series B Valuation Date") shall be an amount per share equal to the excess, if any, of (i) $1,000 over
(ii) the quotient obtained by dividing (x) the aggregate Tire Purchase Credit (as defined below) as of such Series B Valuation Date by (y) the total number of shares of Series B Preferred Stock outstanding as of such Series B Valuation Date. The "Tire Purchase Credit" as of any Series B Valuation Date shall be an amount equal to (x) $1.00 per unit of "Broad Line" tires and (y) $2.00 per unit of "HV&Z Performance" tires, in each case purchased by the Corporation and its affiliates from and including the Series B Issue Date through such Series B Valuation Date; provided that, for purposes of calculating the amount of the Tire Purchase Credit, purchases of "Value Line" and "OPP" tires shall not be counted.

         Section 6.4.      Voting Rights.

         (a) Ownership of shares of Kelly Preferred Stock shall entitle the holders to no voting rights except as provided in this Section 6.4 and under applicable law.

         (b) So long as any shares of either Series A Preferred Stock or Series B Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series A Preferred Stock or Series B Preferred Stock then outstanding, as applicable, each considered as a separate series, (i) alter or change the powers, preferences or rights given to the Series A Preferred Stock or Series B Preferred Stock, as applicable, by these Articles or (ii) amend these Articles to increase the authorized amount of Series A Preferred Stock or Series B Preferred Stock or to authorize or create any Senior Stock or Parity Stock with respect to the Series A Preferred Stock or Series B Preferred Stock. The amendment of these Articles to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to alter or change the powers, preferences or rights given to the Series A Preferred Stock or the Series B Preferred Stock by these Articles. Notwithstanding the foregoing provisions, the affirmative vote or consent of the holders of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, shall not be required for any alteration or change on which the holders would otherwise be entitled to vote if, at or prior to the time that any such alteration or change takes effect, due provision is made for the redemption of all such shares of Series A Preferred Stock or Series B Preferred Stock at the time outstanding.

         (c) So long as Kelly-Springfield holds (of record and beneficially) all of the outstanding shares of Kelly Preferred Stock, if on any date (1) any condition or event shall occur which results in the acceleration of the maturity of the indebtedness evidenced by the Debt Documents or (2) without the requisite vote or consent of the holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, the Corporation adversely alters or changes the powers, preferences or rights given to such series by these Articles, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Specified Number (as defined below) and the holders of shares of Kelly Preferred Stock shall have, in addition to the other voting rights set forth in these Articles, the exclusive right, voting separately as a single class, to elect such Specified Number of directors of the Corporation to fill such newly created directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. Any such additional directors shall continue as directors (subject to reelection or removal as provided in Section 6.4(d)(ii)) and the holders of Kelly Preferred Stock shall have such additional voting rights until such time as (A) Kelly-Springfield no longer holds (of record and beneficially) all of the outstanding shares of Kelly Preferred Stock, (B) in the case of any event described in clause (1) above, such acceleration of the indebtedness evidenced by the Debt Documents shall have been rescinded or such indebtedness shall have been repaid in full, (C) in the case of clause (2) above, such adverse alteration or change of the powers, preferences or rights given to the Series A Preferred Stock or the Series B Preferred Stock, as applicable, shall have been rescinded or (D) all of the outstanding shares of Kelly Preferred Stock shall have been redeemed pursuant to Section 6.5, whichever is earlier, at which time such additional directors shall cease to be directors and such additional voting rights of the holders of Kelly Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. "Specified Number" means a number of directors equal to the number required so that the holders of Kelly Preferred Stock will have the right to elect, voting separately as a single class, a majority of the Board of Directors at any time.

         (d) (i) The right of holders of shares of Kelly Preferred Stock to take any action as provided in Section 6.4(c) may be exercised at any annual meeting of stockholders or at a special meeting of holders of shares of Kelly Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Kelly Preferred Stock unless otherwise required by law.

         So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Corporation may call, and upon the written request of holders of record of at least 10% of the outstanding shares of Kelly Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

         (ii) At each meeting of stockholders at which the holders of shares of Kelly Preferred Stock shall have the right, voting separately as a single class, to elect the directors of the Corporation as provided in Section 6.4(c), the presence in person or by proxy of the holders of record of a majority of the total number of shares of Kelly Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of Kelly Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Kelly Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Kelly Preferred Stock; and

                  (B) in the absence of a quorum of the holders of shares of Kelly Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Kelly Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         For taking of any action as provided in Section 6.4(c) by the holders of shares of Kelly Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held or, if action is taken by written consent, at the close of business on the Business Day next preceding the day on which such consent is entered into; provided that shares of Kelly Preferred Stock owned by the Corporation or any Affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in Section 6.4(c).

         Each director elected by the holders of shares of Kelly Preferred Stock as provided in Section 6.4(c) shall, unless his or her term shall expire earlier in accordance with the provisions hereof, hold office until the annual meeting of stockholders next succeeding his or her election or until his or her successor, if any, is elected and qualified.

         If any director so elected by the holders of Kelly Preferred Stock shall cease to serve as a director before his or her term shall expire (except by reason of the termination of the voting rights accorded to the holders of Kelly Preferred Stock with respect to the Specified Number of directors in accordance with Section 6.4(c)), the holders of the Kelly Preferred Stock then outstanding and entitled to vote for such director may, by written consent as provided herein, or at a special meeting of such holders called as provided herein, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         Any director elected by the holders of shares of Kelly Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the then outstanding shares of Kelly Preferred Stock, at the time of removal.

         Section 6.5.      Redemption.

         (a) Subject to the restrictions contained in Section 6.6, beginning on the last Business Day of December 2002, and on the last Business Day of each June and December thereafter ending on the last Business Day of June 2007 (each a "Series A Fixed Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, a number of outstanding shares of Series A Preferred Stock equal to the lesser of
(x) 700 and (y) the total number of shares of Series A Preferred Stock outstanding on such Series A Fixed Redemption Date at a price per share equal to the sum of (1) 100% of the Series A Liquidation Preference and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends on such shares, whether or not declared or payable, to such Series A Fixed Redemption Date, in immediately available funds. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 6.5(a), shares shall be redeemed from all holders of outstanding Series A Preferred Stock on the date the redemption notice specified in Section 6.5(g) is mailed, pro rata in proportion (to the extent practicable) to the number of shares of Series A Preferred Stock held by each such holder. No fractions of shares shall be redeemed pursuant to this Section 6.5(a).

         (b) Subject to the restrictions contained in Section 6.6, on the last business day of June 2007 (the "Series B Fixed Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, all of the outstanding shares of Series B Preferred Stock at a price per share equal to the sum of (1) 100% of the Series B Liquidation Preference and (2) an amount per share equal to all accrued and unpaid Series B Dividends and Series B Makewhole Dividends on such shares, whether or not declared or payable, to the Series B Fixed Redemption Date, in immediately available funds.

         (c) Subject to the restrictions contained in Section 6.6, no later than 30 Business Days after the termination of the Supply Agreement (the "Supply Agreement") to be entered into by and between the Corporation and Kelly-Springfield in connection with Kelly-Springfield's purchase of the Kelly Preferred Stock (the "Kelly Mandatory Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, all of the shares of Kelly Preferred Stock outstanding on the Kelly Mandatory Redemption Date at a price per share equal to the sum of (1) the product of (x) 100% of the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, and (y) the Applicable Premium then in effect as provided in paragraph (f) below and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends or Series B Dividends and Series B Makewhole Dividends, as applicable, whether or not declared or payable, to the Kelly Mandatory Redemption Date, in immediately available funds.

         (d)      Reserved.

         (e) Subject to the restrictions contained in Section 6.6, at any time after the Series A Issue Date, the Corporation may, in its sole discretion, redeem all (but not less than all) of the outstanding shares of Kelly Preferred Stock, out of the assets of the Corporation legally available therefor, at a price per share equal to the sum of (1) the product of (x) 100% of the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, and (y) the Applicable Premium then in effect as provided in paragraph (f) below and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends or Series B Dividends and Series B Makewhole Dividends, as applicable, whether or not declared or payable, to the Optional Redemption Date (as defined below), in immediately available funds. "Optional Redemption Date" means, with respect to a redemption pursuant to this Section 6.5(e), the date specified for such redemption in the notice to the holders of the Kelly Preferred Stock required under Section 6.5(g).

         (f) The "Applicable Premium" for each of the following periods shall be the number set forth opposite such period below:

                      Period                                Applicable Premium
--------------------------------------------------          ------------------
Series A Issue Date through first anniversary                      1.22

After first anniversary through second anniversary                 1.20

After second anniversary through third anniversary                 1.18

After third anniversary through fourth anniversary                 1.15

After fourth anniversary through fifth anniversary                 1.10

After fifth anniversary                                            1.00

         (g) Notice of any redemption of shares of Kelly Preferred Stock pursuant to this Section 6.5 shall be mailed at least 10, but not more than 30, days prior to the date fixed for redemption to each holder of shares of Kelly Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Such notice shall include instructions for the surrender of the Kelly Preferred Stock to be redeemed and the receipt of payment therefor. In order to facilitate the redemption of shares of Kelly Preferred Stock pursuant to this Section 6.5, the Board of Directors may fix a record date for the determination of shares of Kelly Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Kelly Preferred Stock to be closed, not more than 30 days or less than 10 days prior to the date fixed for such redemption.

         (h) Notice of redemption having been given as aforesaid, upon the date fixed for redemption in respect of shares of Kelly Preferred Stock to be redeemed pursuant to this Section 6.5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption, (i) the shares of Kelly Preferred Stock represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Kelly Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the applicable redemption price.

         Section 6.6. Limitations on Mandatory Redemption and Dividends. Notwithstanding anything to the contrary in these Articles, so long as any amounts are outstanding under any Debt Documents (as defined below) or any commitments to lend under the Debt Documents have not been terminated, the Corporation shall not make payment in respect of any redemption permitted or otherwise required by Section 6.5, or declare, make or pay any dividend or distribution in respect of any shares of Kelly Preferred Stock if any Event of Default (as defined in the Debt Documents) or default under any of the Debt Documents or any event which, upon notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing or would result therefrom and has not been cured or waived in writing by the requisite vote of the holders of the indebtedness represented by the Debt Documents. "Debt Documents" means the Loan and Security Agreement, dated as of the Series A Issue Date between the Corporation, Oliver & Winston, Inc., the financial institutions party thereto and BankBoston, N.A., as agent, and the Senior Subordinated Note and Warrant Purchase Agreement, dated the Series A Issue Date, by and among the Corporation and The 1818 Mezzanine Fund, L.P., and the notes, mortgages, security documents, guaranties and other agreements entered into in connection therewith (each as amended, modified, supplemented and/or restated from time to time in accordance with its terms, including any replacement agreement therefor and any refinancing of the debt incurred thereunder, which refinancing may result in a greater principal amount outstanding in connection therewith).

         Section 6.7. Reacquired Shares. Any shares of Kelly Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Kelly Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate charter amendment with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein, but in any event may not be reissued as shares of Kelly Preferred Stock or other Parity Stock unless all of the shares of Kelly Preferred Stock shall have already been redeemed.

         Section 6.8. Liquidation, Dissolution or Winding Up. (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock with respect to the Kelly Preferred Stock unless, prior thereto, the holders of shares of Kelly Preferred Stock shall have received an amount equal to the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each outstanding share, or (ii) to the holders of shares of Parity Stock with respect to the Kelly Preferred Stock, except distributions made ratably on the Kelly Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Kelly Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

         (b) Neither the consolidation or merger of the Corporation with or into any other person or entity nor the sale, lease, exchange (for cash, shares of stock, securities or other consideration) or other distribution to another person or entity of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.8.

         Section 6.9. Exercise of Rights. (a) The rights of holders of shares of Kelly Preferred Stock to take any action as provided in Article 6 hereof may be exercised at any annual meeting of stockholders or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, unless otherwise required by law.

         (b) For taking of any action as provided in this Article 6 by the holders of shares of Kelly Preferred Stock, each such holder shall have one vote for each share of such stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

                                   ARTICLE 6A
                           SERIES C PREFERRED STOCK.

The Series C Preferred Stock shall have the following voting powers, preferences and other rights, qualifications, limitations and restrictions:

         Section 6A.1.     Dividends and Distributions.

         (a) Cumulative 12% Dividends. Holders of shares of Series C Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series C Preferred Stock, shall be entitled to receive, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series C Dividends") on the Series C Liquidation Preference of such shares at an annual rate of 12.0% (compounded quarterly and calculated on the basis of a 365/366 day year and the actual number of days elapsed), accruing in equal quarterly installments on the last Business Day of each fiscal quarter of the Corporation, commencing on the last Business Day of the second fiscal quarter of the Corporation's 2001 fiscal year. Series C Dividends shall begin to accrue and shall be cumulative from April 3, 2001 (the "Series C Issue Date") whether or not declared by the Board of Directors. Subject in each case to Sections 4.4 and 6A.7, (i) accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular quarterly dividend payment date, to holders of record on any date fixed by the Board of Directors in accordance with these Articles and applicable law and (ii) accumulated but unpaid dividends for any current quarterly dividend period may be declared and paid in cash by the Board of Directors (in which case such dividend payment shall not accrue and be cumulative), to holders of record on any date fixed by the Board of Directors in accordance with these Articles and applicable law. The "Series C Liquidation Preference" is $9.00 per share of Series C Preferred Stock as of March 27, 2002, and shall be adjusted appropriately from time to time after the Series C Issue Date to reflect stock splits, combinations and reclassifications with respect to the Series C Preferred Stock.

         (b) Participating Dividends. Subject to Sections 4.4 and 6A.7, in addition to the Series C Dividends, in the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) on or with respect to shares of Common Stock other than a dividend paid solely in Common Stock, then the Board of Directors shall declare, and the holder of each share of Series C Preferred Stock shall be entitled to receive in respect of each share of Series C Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series C Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series C Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

         (c) Other Provisions. The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends or other distributions with respect to the Series C Preferred Stock except as provided in this Article 6A. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series C Preferred Stock which may be in arrears.

         Section 6A.2.     Conversion of Series C Preferred Stock.

         (a) Conversion Right. Any holder of Series C Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 6A.2, any or all of such holder's shares of Series C Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 6A.2(g), to the product of the number of shares of Series C Preferred Stock being so converted multiplied by the quotient of (i) the Series C Liquidation Preference then in effect divided by (ii) the Series C Conversion Price (as defined below) then in effect. The "Series C Conversion Price" is $3.00 as of March 27, 2002, and is subject to adjustment as set forth in Section 6A.2(d). Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business, accompanied by a written notice in which the holder elects to convert such shares and specifies the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 6A.2(j). All shares surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series C Preferred Stock shall be issued in lieu thereof.

         (b) As promptly as practicable after the surrender of any shares of Series C Preferred Stock for conversion pursuant to Section 6A.2(a), the Corporation shall deliver to or upon the written order of the holder of the shares of Series C Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series C Preferred Stock may be or have been converted in accordance with the provisions of this Section 6A.2. Subject to the following provisions of this paragraph and of Section 6A.2(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series C Preferred Stock shall have been surrendered in satisfactory form for conversion, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such shares of Series C Preferred Stock shall be treated for all purposes as having become the record holder or holders of such Common Stock at such appropriate time, and such conversion shall be at the Series C Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the person or persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the person or persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Series C Conversion Price in effect at, such time on such next succeeding day. In case of the redemption of any shares of Series C Preferred Stock pursuant to Section 6A.4, the right of the holders of such shares to convert such shares into Common Stock pursuant to this Section 6A.2 shall cease and terminate, as to the shares to be redeemed, at the close of business on the date fixed for redemption, unless the Corporation shall default in the payment of the applicable redemption price for the shares to be redeemed. If the last day for the exercise of the conversion right with respect to the Series C Preferred Stock shall not be a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

         (c) To the extent permitted by law, when shares of Series C Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Series C Preferred Stock so converted to the date of conversion shall be immediately due and payable, at the option of the Corporation, in cash (subject to Section 6A.7 and to the last sentence of this Section 6A.2(c)) or shares of Common Stock. If the Corporation elects to issue shares of Common Stock in lieu of the cash payment of the accrued and unpaid dividends, the holder of shares of Series C Preferred Stock shall be entitled to receive that number of shares of Common Stock which the amount of accrued and unpaid dividends would purchase at the Series C Liquidation Preference, and such shares of Common Stock must accompany the shares of Common Stock issued upon such conversion. If the Corporation elects to pay such accrued and unpaid dividends in cash, such cash payment must accompany the shares of Common Stock issued upon such conversion unless the Board of Directors determines that such cash payment may not be made under the Other Documents (as defined in Section 6A.7), in which case such cash payment shall be made promptly after such time as the circumstances giving rise to such inability to make such cash payment shall, in the sole judgment of the Board of Directors, no longer exist; provided, however, that, at any time prior to such payment, such holder may elect to receive shares of Common Stock in lieu of such cash payment, and, upon such election, shall be entitled to receive that number of shares of Common Stock that the amount of such cash payment would purchase at the Series C Conversion Price on the date of such election.

         (d) The Series C Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be subject to adjustment as provided in this Section 6A.2(d):

                  (i) In case the Corporation shall at any time or from time to time (A) subdivide the outstanding shares of Common Stock into a larger number of shares, (B) combine the outstanding shares of Common Stock into a smaller number of shares or (C) issue any shares of its capital stock in a reclassification of the Common Stock, then, and in each such case, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this
Section 6A.2(d)(i) shall become effective retroactively to the close of business on the day upon which the corporate action giving rise to such adjustment becomes effective.

                  (ii) In case the Corporation shall at any time or from time to time issue or sell (other than in a Series C Exempt Issuance (as defined in Section 6A.2(d)(iii) below)) shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock), at a price per share less than the Series C Conversion Price then in effect at the record date referred to in the immediately following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Series C Conversion Price then in effect shall be adjusted by dividing the Series C Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Series C Conversion Price in effect on such record date. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares, securities, options, warrants or other rights; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 6A.2(d)(ii) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such options, warrants or other rights; provided, further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 6A.2(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Series C Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time.

                  (iii) Notwithstanding Section 6A.2(d)(ii), no adjustment to the Series C Conversion Price pursuant to Section 6A.2(d)(ii) or otherwise shall be made in respect of any sale or issuance by the Corporation of (A) shares of Common Stock (or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other equity incentive rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like)) issued or to be issued pursuant to the conversion, exchange or exercise of the Series C Preferred Stock, the Series D Preferred Stock or any other security, option, warrant, right or other convertible security outstanding or in effect on the Series C Issue Date, (B) shares of Common Stock (or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other equity incentive rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like)) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to any stock incentive or equity-based compensation, plan, program, arrangement or agreement of the Corporation or any of its subsidiaries in effect on the Series C Issue Date (as amended from time to time in accordance with its terms) or any other stock incentive or equity-based compensation plan, program, arrangement or agreement approved by the Board of Directors; (C) securities issued pursuant to a registration statement filed under the Securities Act of 1933; (D) securities issued pursuant to the acquisition of another entity by the Corporation by merger, purchase of assets or other form of reorganization; or (E) securities issued to landlords, equipment lessors, banks, financial institutions, manufacturers, vendors, suppliers or similar entities in transactions approved by the Board of Directors (each, a "Series C Exempt Issuance").

                  (iv) In case the Corporation at any time or from time to time shall take any action affecting its Common Stock, other than an action described in any of Section 6A.2(d)(i) through Section 6A.2(d)(iii), inclusive, then, and in each such case, the Series C Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in its sole business judgment determines to be equitable in the circumstances.

                  (v) Notwithstanding anything herein to the contrary, no adjustment under this Section 6A.2(d) need be made to the Series C Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Series C Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Series C Conversion Price. Any adjustment to the Series C Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series C Preferred Stock pursuant hereto.

         (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Series C Conversion Price then in effect shall be required by reason of the taking of such record.

         (f) Upon any increase or decrease in the Series C Conversion Price, then, and in each such case, the Corporation shall deliver to each registered holder of Series C Preferred Stock a certificate, signed by a responsible officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series C Conversion Price then in effect following such adjustment.

         (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Series C Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Series C Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

         (h)      In case at any time or from time to time:

                  (A) the Corporation shall declare a dividend (or any other distribution) on or with respect to its Common Stock;

                  (B) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                  (C) there shall be any reclassification of the Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                  (D) there shall occur any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Series C Preferred Stock at such holder's address as it appears on the transfer books of the Corporation a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

         (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred Stock.

         (j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series C Preferred Stock shall be made without charge to the converting holder of shares of Series C Preferred Stock for such certificates or for any stamp or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series C Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         Section 6A.3. Voting Rights. Ownership of shares of Series C Preferred Stock shall entitle the holders to no voting rights except as provided in this Section 6A.3 and under applicable law. So long as any shares of the Series C Preferred Stock are outstanding, each outstanding share of Series C Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of shareholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon (other than matters on which the holders of Series C Preferred Stock are entitled by law or these Articles to vote as a separate class). With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast that number of votes per share of Series C Preferred Stock as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Series C Preferred Stock into Common Stock on the record date for determining the shareholders of the Corporation eligible to vote on any such matters. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series C Preferred Stock then outstanding, (i) alter or change the powers, preferences or rights given to the Series C Preferred Stock by these Articles or (ii) amend these Articles to increase the authorized amount of Series C Preferred Stock. The amendment of these Articles to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to alter or change the powers, preferences or rights given to the Series C Preferred Stock by these Articles. Notwithstanding the foregoing provisions, the affirmative vote or consent of the holders of the Series C Preferred Stock, as applicable, shall not be required for any alteration or change on which the holders would otherwise be entitled to vote if, at or prior to the time that any such alteration or change takes effect, due provision is made for the redemption of all such shares of Series C Preferred Stock at the time outstanding.

         Section 6A.4.     Redemption.

         (a) Redemption at the Option of the Holder. The Series C Preferred Stock shall not be redeemable by the Corporation at the request or option of the Holder.

         (b) Redemption at the Option of the Company. Subject to the rights and preferences of any Senior Stock and subject to Sections 4.4 and 6A.7, at any time on or after the Series C Issue Date, the Corporation shall have the right, exercisable by written notice to all holders of Series C Preferred Stock (the "Series C Optional Redemption Notice"), to redeem all (but not less than all) of the outstanding shares of Series C Preferred Stock, out of the assets of the Corporation legally available therefor, at a price per share equal to (x) the Series C Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series C Dividends on such share through and including the date of redemption, on the date set forth in the Series C Optional Redemption Notice (which date shall be no less than 10 Business Days after the date of such Series C Optional Redemption Notice).

         (c) Redemption Procedures. Each repurchase of shares of Series C Preferred Stock under this Section 6A.4 shall be deemed to have been effected on the date of redemption and repurchase by the Corporation pursuant to this
Section 6A.4(c). On the date specified in each Series C Optional Redemption Notice, each holder of shares of Series C Preferred Stock to be redeemed shall deliver to the Corporation a certificate or certificates representing the shares of Series C Preferred Stock to be redeemed, duly endorsed and in proper form for transfer, against payment in full by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by such holder of an amount per share equal to (x) the Series C Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series C Dividends on such share through and including the date of redemption.

         Section 6A.5. Reacquired Shares. Any shares of Series C Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

         Section 6A.6. Liquidation, Dissolution or Winding Up. If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Series C Preferred Stock unless, prior thereto, the holders of shares of all Senior Stock shall have received the total amounts to which such holders are entitled upon such Liquidation Event, (ii) to the holders of shares of Junior Stock with respect to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount per share equal to the greater of (A) the amount and type of proceeds that a holder of Series C Preferred Stock would have been entitled to receive if such holder had converted its shares of Series C Preferred Stock into Common Stock in accordance with Section 6A.2 immediately prior to such liquidation, dissolution or winding up or (B) the sum of (x) the Series C Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series C Dividends on such share through and including the date of redemption or (iii) to the holders of shares of Parity Stock with respect to the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Series C Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

         (b) Neither the consolidation or merger of the Corporation with or into any other person or entity nor the sale, lease, exchange (for cash, shares of stock, securities or other consideration) or other distribution to another person or entity of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article 6A.

         Section 6A.7. Limitations on Redemption and Dividends. Notwithstanding anything to the contrary in these Articles, for so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, no dividend or redemption payments (it being understood that the accrual of Series C Dividends shall not constitute the declaration or making of dividend payments for purposes of this sentence) shall be declared or made by the Corporation in respect of the Series C Preferred Stock under this Article 6A or otherwise. Notwithstanding anything to the contrary in these Articles, from and after the date on which no shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, no dividend or redemption payments (it being understood that the accrual of Series C Dividends shall not constitute the declaration or making of dividend payments for purposes of this sentence) shall be declared or made by the Corporation in respect of the Series C Preferred Stock under this Article 6A or otherwise unless due provision can be made for the full amount of any dividend or liquidation preference or redemption payment (if any) payable to which holders of any Senior Stock may be entitled under these Articles. In addition, notwithstanding anything to the contrary in these Articles, so long as any amounts are outstanding under any Other Documents (as defined below) or any commitments to lend under the Other Documents have not been terminated, the Corporation shall not make payment in respect of any redemption permitted by this Article 6A, or declare, make or pay any dividend or distribution in respect of any shares of Series C Preferred Stock, to the extent that the making or declaration of such payment would breach, conflict with, or result in any violation of or default or event of default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the properties or assets of the Corporation or any of its subsidiaries under, or result in the Series C Preferred Stock constituting "Disqualified Stock" as defined under, any provision of the Other Documents. "Other Documents" means (i) the Amended and Restated Loan and Security Agreement, dated as of March 6, 2000, between and among the Corporation, Winston Tire Company, The Speed Merchant, Inc., and California Tire Company, as borrowers, the financial institutions party thereto and Fleet Capital Corporation, as Administrative Agent, (ii) the Indenture, dated as of May 15, 1998, between and among the Corporation, the Subsidiary Guarantors party thereto and First Union National Bank, as Trustee, (iii) the Indenture, dated as of December 1, 1998, between and among the Corporation, the Subsidiary Guarantors party thereto and First Union National Bank, as Trustee,
(iv) all notes, mortgages, security documents, guaranties and other agreements, documents and instruments entered into in connection therewith, in each case, as extended, amended, modified, supplemented and/or restated from time to time in accordance with its terms, including any replacement agreement for any thereof and any refinancing of the debt incurred under any thereof, which refinancing may result in a greater principal amount outstanding in connection therewith. Any determination made by the Board of Directors, in its sole judgment, that the making or declaration of any payment pursuant to this
Article 6A would breach, conflict with, or result in any violation of or default or event of default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the properties or assets of the Corporation or any of its subsidiaries under, or result in the Series C Preferred Stock constituting "Disqualified Stock" as defined under, any of the Other Documents, shall be conclusive and binding on the Corporation and all holders of Series C Preferred Stock.

                                   ARTICLE 6B
                           SERIES D PREFERRED STOCK.

The Series D Preferred Stock shall have the following voting powers, preferences and other rights, qualifications, limitations and restrictions:

         Section 6B.1.     Dividends and Distributions.

         (a) Cumulative 12% Dividends. Holders of shares of Series D Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the

Corporation other than shares of Parity Stock or Senior Stock with respect to the Series D Preferred Stock, shall be entitled to receive, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series D Dividends") on the Series D Liquidation Preference of such shares at an annual rate of 12.0% (compounded quarterly and calculated on the basis of a 365/366 day year and the actual number of days elapsed), accruing in equal quarterly installments on the last Business Day of each fiscal quarter of the Corporation, commencing on the last Business Day of the second fiscal quarter of the Corporation's 2002 fiscal year. Series D Dividends shall accrue and shall be cumulative from the first date Series D Preferred Stock shall have been issued by the Corporation (the "Series D Issue Date") whether or not declared by the Board of Directors. Subject in each case to Sections 4.4 and 6B.7, (i) accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular quarterly dividend payment date, to holders of record on any date fixed by the Board of Directors in accordance with these Articles and applicable law and
(ii) accumulated but unpaid dividends for any current quarterly dividend period may be declared and paid in cash by the Board of Directors (in which case such dividend payment shall not accrue and be cumulative), to holders of record on any date fixed by the Board of Directors in accordance with these Articles and applicable law. The "Series D Liquidation Preference" shall initially be $3.00 per share of Series D Preferred Stock, and shall be adjusted appropriately from time to time after the Series D Issue Date to reflect stock splits, combinations and reclassifications with respect to the Series D Preferred Stock.

         (b) Participating Dividends. Subject to Sections 4.4 and 6B.7, in addition to the Series D Dividends, in the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) on or with respect to shares of Common Stock other than a dividend paid solely in Common Stock, then the Board of Directors shall declare, and the holder of each share of Series D Preferred Stock shall be entitled to receive in respect of each share of Series D Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series D Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series D Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

         (c) Other Provisions. The holders of shares of Series D Preferred Stock shall not be entitled to receive any dividends or other distributions with respect to the Series D Preferred Stock except as provided in this Article 6B. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series D Preferred Stock which may be in arrears.

         Section 6B.2.     Conversion of Series D Preferred Stock.

         (a) Conversion Right. Any holder of Series D Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 6B.2, any or all of such holder's shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 6B.2(g), to the product of the number of shares of Series D Preferred Stock being so converted multiplied by the quotient of (i) the Series D Liquidation Preference then in effect divided by (ii) the Series D Conversion Price (as defined below) then in effect. The "Series D Conversion Price" shall initially be $3.00, and is subject to adjustment as set forth in Section 6B.2(d). Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business, accompanied by a written notice in which the holder elects to convert such shares and specifies the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 6B.2(j). All shares surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series D Preferred Stock shall be issued in lieu thereof.

         (b) As promptly as practicable after the surrender of any shares of Series D Preferred Stock for conversion pursuant to Section 6B.2(a), the Corporation shall deliver to or upon the written order of the holder of the shares of Series D Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series D Preferred Stock may be or have been converted in accordance with the provisions of this Section 6B.2. Subject to the following provisions of this paragraph and of Section 6B.2(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series D Preferred Stock shall have been surrendered in satisfactory form for conversion, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such shares of Series D Preferred Stock shall be treated for all purposes as having become the record holder or holders of such Common Stock at such appropriate time, and such conversion shall be at the Series D Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the person or persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the person or persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Series D Conversion Price in effect at, such time on such next succeeding day. In case of the redemption of any shares of Series D Preferred Stock pursuant to
Section 6B.4, the right of the holders of such shares to convert such shares into Common Stock pursuant to this Section 6B.2 shall cease and terminate, as to the shares to be redeemed, at the close of business on the date fixed for redemption, unless the Corporation shall default in the payment of the applicable redemption price for the shares to be redeemed. If the last day for the exercise of the conversion right with respect to the Series D Preferred Stock shall not be a Business Day, then such conversion right may be exercised on the next succeeding Business Day.

         (c) To the extent permitted by law, when shares of Series D Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Series D Preferred Stock so converted to the date of conversion shall be immediately due and payable, at the option of the Corporation, in cash (subject to Section 6B.7 and to the last sentence of this Section 6B.2(c)) or shares of Common Stock. If the Corporation elects to issue shares of Common Stock in lieu of the cash payment of the accrued and unpaid dividends, the holder of shares of Series D Preferred Stock shall be entitled to receive that number of shares of Common Stock which the amount of accrued and unpaid dividends would purchase at the Series D Liquidation Preference, and such shares of Common Stock must accompany the shares of Common Stock issued upon such conversion. If the Corporation elects to pay such accrued and unpaid dividends in cash, such cash payment must accompany the shares of Common Stock issued upon such conversion unless the Board of Directors determines that such cash payment may not be made under the Other Documents (as defined in Section 6B.7), in which case such cash payment shall be made promptly after such time as the circumstances giving rise to such inability to make such cash payment shall, in the sole judgment of the Board of Directors, no longer exist; provided, however, that, at any time prior to such payment, such holder may elect to receive shares of Common Stock in lieu of such cash payment, and, upon such election, shall be entitled to receive that number of shares of Common Stock that the amount of such cash payment would purchase at the Series D Conversion Price on the date of such election.

         (d) The Series D Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be subject to adjustment as provided in this Section 6B.2(d):

                  (i) In case the Corporation shall at any time or from time to time (A) subdivide the outstanding shares of Common Stock into a larger number of shares, (B) combine the outstanding shares of Common Stock into a smaller number of shares or (C) issue any shares of its capital stock in a reclassification of the Common Stock, then, and in each such case, the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this
Section 6B.2(d)(i) shall become effective retroactively to the close of business on the day upon which the corporate action giving rise to such adjustment becomes effective.

                  (ii) In case the Corporation shall at any time or from time to time issue or sell (other than in a Series D Exempt Issuance (as defined in Section 6B.2(d)(iii) below)) shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock), at a price per share less than the Series D Conversion Price then in effect at the record date referred to in the immediately following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common

Stock initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Series D Conversion Price then in effect shall be adjusted by dividing the Series D Conversion Price in effect on the day immediately prior to such record date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon conversion, exchange or exercise of such security) would purchase at the Series D Conversion Price in effect on such record date. Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares, securities, options, warrants or other rights; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 6B.2(d)(ii) shall only be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights and not upon the issuance of the security into which such convertible or exchangeable security converts or exchanges, or the security underlying such options, warrants or other rights; provided, further, that if any convertible or exchangeable securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 6B.2(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Series D Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted with respect to the related event) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time.

                  (iii) Notwithstanding Section 6B.2(d)(ii), no adjustment to the Series D Conversion Price pursuant to Section 6B.2(d)(ii) or otherwise shall be made in respect of any sale or issuance by the Corporation of (A) shares of Common Stock (or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other equity incentive rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like)) issued or to be issued pursuant to the conversion, exchange or exercise of the Series C Preferred Stock, the Series D Preferred Stock or any other security, option, warrant, right or other convertible security outstanding or in effect on the Series D Issue


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


Date, (B) shares of Common Stock (or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other equity incentive rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like)) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to any stock incentive or equity-based compensation, plan, program, arrangement or agreement of the Corporation or any of its subsidiaries in effect on the Series D Issue Date (as amended from time to time in accordance with its terms) or any other stock incentive or equity-based compensation plan, program, arrangement or agreement approved by the Board of Directors; (C) securities issued pursuant to a registration statement filed under the Securities Act of 1933; (D) securities issued pursuant to the acquisition of another entity by the Corporation by merger, purchase of assets or other form of reorganization; or (E) securities issued to landlords, equipment lessors, banks, financial institutions, manufacturers, vendors, suppliers or similar entities in transactions approved by the Board of Directors (each, a "Series D Exempt Issuance").

         (iv) In case the Corporation at any time or from time to time shall take any action affecting its Common Stock, other than an action described in any of Section 6B.2(d)(i) through Section 6B.2(d)(iii), inclusive, then, and in each such case, the Series D Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in its sole business judgment determines to be equitable in the circumstances.

         (v) Notwithstanding anything herein to the contrary, no adjustment under this Section 6B.2(d) need be made to the Series D Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Series D Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Series D Conversion Price. Any adjustment to the Series D Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series D Preferred Stock pursuant hereto.

         (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Series D Conversion Price then in effect shall be required by reason of the taking of such record.

         (f) Upon any increase or decrease in the Series D Conversion Price, then, and in each such case, the Corporation shall deliver to each registered holder of Series D Preferred Stock a certificate, signed by a responsible officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series D Conversion Price then in effect following such adjustment.

         (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Series D Liquidation Preference of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Series D Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

         (h)      In case at any time or from time to time:

                  (A) the Corporation shall declare a dividend (or any other distribution) on or with respect to its Common Stock;

                  (B) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                  (C) there shall be any reclassification of the Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                  (D) there shall occur any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder's address as it appears on the transfer books of the Corporation a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

         (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock.

         (j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any stamp or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         Section 6B.3. Voting Rights. Ownership of shares of Series D Preferred Stock shall entitle the holders to no voting rights except as provided in this Section 6B.3 and under applicable law. So long as any shares of the Series D Preferred Stock are outstanding, each outstanding share of Series D Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of shareholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon (other than matters on which the holders of Series D Preferred Stock are entitled by law or these Articles to vote as a separate class). With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes per share of Series D Preferred Stock as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Series D Preferred Stock into Common Stock on the record date for determining the shareholders of the Corporation eligible to vote on any such matters. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series D Preferred Stock then outstanding, (i) alter or change the powers, preferences or rights given to the Series D Preferred Stock by these Articles or (ii) amend these Articles to increase the authorized amount of Series D Preferred Stock. The amendment of these Articles to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to alter or change the powers, preferences or rights given to the Series D Preferred Stock by these Articles. Notwithstanding the foregoing provisions, the affirmative vote or consent of the holders of the Series D Preferred Stock, as applicable, shall not be required for any alteration or change on which the holders would otherwise be entitled to vote if, at or prior to the time that any such alteration or change takes effect, due provision is made for the redemption of all such shares of Series D Preferred Stock at the time outstanding.

         Section 6B.4.     Redemption.

         (a) Redemption at the Option of the Holder. The Series D Preferred Stock shall not be redeemable by the Corporation at the request or option of the Holder.

         (b) Optional Redemption. Subject to the rights and preferences of any Senior Stock and subject to Sections 4.4 and 6B.7, at any time on or after the Series D Issue Date, the Corporation shall have the right, exercisable by written notice to all holders of Series D Preferred Stock (the "Series D Optional Redemption Notice"), to redeem all (but not less than all) of the outstanding shares of Series D Preferred Stock, out of the assets of the Corporation legally available therefor, at a price per share equal to (x) the Series D Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series D Dividends on such share through and including the date of redemption, on the date set forth in the Series D Optional Redemption


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


Notice (which date shall be no less than 10 Business Days after the date of such Series D Optional Redemption Notice).

         (c) Redemption Procedures. Each repurchase of shares of Series D Preferred Stock under this Section 6B.4 shall be deemed to have been effected on the date of redemption and repurchase by the Corporation pursuant to this
Section 6B.4(c). On the date specified in each Series D Optional Redemption Notice, each holder of shares of Series D Preferred Stock to be redeemed shall deliver to the Corporation a certificate or certificates representing the shares of Series D Preferred Stock to be redeemed, duly endorsed and in proper form for transfer, against payment in full by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by such holder of an amount per share equal to (x) the Series D Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series D Dividends on such share through and including the date of redemption.

         Section 6B.5. Reacquired Shares. Any shares of Series D Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

         Section 6B.6. Liquidation, Dissolution or Winding Up. If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Series D Preferred Stock unless, prior thereto, the holders of shares of all Senior Stock shall have received the total amounts to which such holders are entitled upon such Liquidation Event, (ii) to the holders of shares of Junior Stock with respect to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received an amount per share equal to the greater of (A) the amount and type of proceeds that a holder of Series D Preferred Stock would have been entitled to receive if such holder had converted its shares of Series D Preferred Stock into Common Stock in accordance with Section 6B.2 immediately prior to such liquidation, dissolution or winding up or (B) the sum of (x) the Series D Liquidation Preference then in effect plus (y) the amount of all accrued and unpaid Series D Dividends on such share through and including the date of redemption or (iii) to the holders of shares of Parity Stock with respect to the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Series D Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

         (b) Neither the consolidation or merger of the Corporation with or into any other person or entity nor the sale, lease, exchange (for cash, shares of stock, securities or other consideration) or other distribution to another person or entity of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article 6B.

         Section 6B.7. Limitations on Redemption and Dividends. Notwithstanding anything to the contrary in these Articles, for so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, no dividend or redemption payments (it being understood that the accrual of Series D Dividends shall not constitute the declaration or making of dividend payments for purposes of this sentence) shall be declared or made by the Corporation in respect of the Series D Preferred Stock under this Article 6B or otherwise. Notwithstanding anything to the contrary in these Articles, from and after the date on which no shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, no dividend or redemption payments (it being understood that the accrual of Series D Dividends shall not constitute the declaration or making of dividend payments for purposes of this sentence) shall be declared or made by the Corporation in respect of the Series D Preferred Stock under this Article 6B or otherwise unless due provision can be made for the full amount of any dividend or liquidation preference or redemption payment (if any) payable to which holders of any Senior Stock may be entitled under these Articles. In addition, notwithstanding anything to the contrary in these Articles, so long as any amounts are outstanding under any Other Documents (as defined below) or any commitments to lend under the Other Documents have not been terminated, the Corporation shall not make payment in respect of any redemption permitted by this Article 6B, or declare, make or pay any dividend or distribution in respect of any shares of Series D Preferred Stock, to the extent that the making or declaration of such payment would breach, conflict with, or result in any violation of or default or event of default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the properties or assets of the Corporation or any of its subsidiaries under, or result in the Series D Preferred Stock constituting "Disqualified Stock" as defined under, any provision of the Other Documents (as defined in Section 6A.7). Any determination made by the Board of Directors, in its sole judgment, that the making or declaration of any payment pursuant to this Article 6B would breach, conflict with, or result in any violation of or default or event of default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the properties or assets of the Corporation or any of its subsidiaries under, or result in the Series D Preferred Stock constituting "Disqualified Stock" as defined under, any of the Other Documents, shall be conclusive and binding on the Corporation and all holders of Series D Preferred Stock.

                                   ARTICLE 7
                              CORPORATE EXISTENCE.

The Corporation is to have perpetual existence.

                                   ARTICLE 8
                             CORPORATE GOVERNANCE.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         Section 8.1. Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The election of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation.

         Section 8.2. Amendment of Articles. From time to time any of the provisions of these Articles may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles are granted subject to the provisions of this Section 8.2.

         Section 8.3. Amendment of By-laws. The Board of Directors shall, subject to Section 109 of the Act, have the power to adopt, amend, or repeal the By-laws of the Corporation.

         Section 8.4. Indemnification of Directors. To the fullest extent permitted by the Act, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment, modification or repeal of this Section 8.4 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

         Section 8.5. Indemnification of Authorized Persons. The Corporation shall, to the fullest extent permitted by the Act, indemnify any and all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act and may advance funds to such persons in respect of such expenses, liabilities or other matters. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.


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


         IN WITNESS WHEREOF, American Tire Distributors, Inc. has caused this Third Restated Certificate of Incorporation to be executed by its duly authorized officer on June 12, 2002.


                                    AMERICAN TIRE DISTRIBUTORS, INC.


                                    By: /s/ Richard P. Johnson
                                       ----------------------------------------
                                    Name: Richard P. Johnson
                                    Title: President & CEO


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